UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2008

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49995

(Commission File Number)

71-0867623

(IRS Employer Identification No.)

1112 West Pender Street, Suite 602, Vancouver, BC V6E 2S1

(Address of principal executive offices and Zip Code)

604.568.2496

Registrant's telephone number, including area code

1066 West Hastings Street, Suite 2300, Vancouver, BC V6E 3X2

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On March 20, 2008, we sold 2,116,000 units to 13 investors in the first tranche of a brokered private placement at a purchase price of $1.25 per unit, raising gross proceeds of $2,645,000. Each unit consists of one common share and one-half of one non-transferable share purchase warrant exercisable at $1.60 for a period of 18 months. The offer and sale of these units occurred outside of the United States. All 13 investors were accredited investors. Three of the thirteen investors were U.S. persons and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder. The balance of these investors were not U.S. persons and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 903 of Regulation S promulgated thereunder.

We paid a cash commission of $185,180 to an agent for services rendered in the transaction. The agent applied $92,500 of this cash commission towards the purchase of an additional 74,000 units (issued for the same unit price and on the same terms as the units issued to the thirteen purchasers in the brokered private placement). The agent is a licensed broker dealer, an accredited investor and is not a U.S. person and, in issuing these units we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 903 of Regulation S promulgated thereunder.

In addition, and also on March 20, 2008, we issued an aggregate of 190,440 agent’s warrants to the agent and a co-operating broker as a commission for the proceeds raised by the agent and the co-operating broker in the first tranche of the brokered private placement. Each agent’s warrant entitles the holder to purchase one common share of our company at an exercise price of $1.30 for a period of 18 months. Each of the agents is a licensed broker dealer and neither of them is a U.S. person and, in issuing these agent’s warrants we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 903 of Regulation S promulgated thereunder.

On March 25, 2008, we sold an additional 884,000 units to three investors in the second tranche of the brokered private placement at a purchase price of $1.25 per unit, raising gross proceeds of $1,105,000. The terms and price of the transaction were identical to those in the first tranche - each unit consisted of one common share and one-half of one non-transferable share purchase warrant exercisable at $1.60 for a period of 18 months. All three investors were accredited investors. One of the three investors was a U.S. person and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder. The balance of these investors were not U.S. persons and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 903 of Regulation S promulgated thereunder.

We paid a cash commission of $77,350 to an agent for services rendered in the closing the second tranche of this transaction.

In addition, and also on March 25, 2008, we issued an aggregate of 79,560 agent’s warrants to the agent and a co-operating broker as a commission for the proceeds raised by the agent and the co-operating broker in the second tranche of the brokered private placement. Each agent’s warrant entitles the holder to purchase one common share of our company at an exercise price of $1.30 for a period of 18 months. Each of the agents is a licensed broker dealer and neither of them is a U.S. person and, in issuing these agent’s warrants we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 903 of Regulation S promulgated thereunder.

On March 20, 2008, we sold 80,000 units to one investor at a purchase price of $1.25 per unit, raising gross proceeds of $100,000. The terms and price of this transaction were identical to the terms and pricing of the brokered private placement closed by our company on March 20 and 25, 2008, as described above, except that this sale of units was made in a non-brokered private placement. The investor is an accredited investor but is not a U.S. person (as defined in Regulation S), the offer and sale were made outside of the U.S. and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 903 of Regulation S promulgated thereunder. We are obligated to pay a finder’s fee of $5,000 in cash to a finder who is also not a U.S. person.

Item 7.01	Regulation FD Disclosure

Effective March 26, 2008, our common shares were listed for trading on the TSX Venture Exchange in Canada under the symbol “ATX”. In order to ensure compliance by our shareholders with the Canadian securities laws pertaining to resales of shares of our common stock in Canada, we have asked the TSX Venture Exchange to voluntarily halt trading of our common shares on the TSX Venture Exchange until July 27, 2008. This trading halt does not affect trading of our securities on our other trading markets, which will continue unaffected by this additional listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks

By: Kenneth Hicks, President

Date: March 26, 2008

CW1747488.1